The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 27, 2025

JPMorgan Chase Financial Company LLC	January 2025

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated January       , 2025

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Commodities

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Buffered PLUS will pay no interest and provide a minimum payment at maturity of only 25.00% of the stated principal amount. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus uncapped, leveraged upside performance of the basket. If the basket has declined in value but has not declined in value by more than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the basket has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 25.00% of the stated principal amount. Investors may lose up to 75.00% of the stated principal amount of the Buffered PLUS at maturity. The Buffered PLUS are for investors who seek exposure to an equally weighted basket of one commodity and futures contracts on four commodities specified below and who are willing to risk their principal and forgo current income in exchange for the leverage feature that applies to any positive performance of basket and the buffer feature that applies to a limited range of performance of the basket. The Buffered PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Weighting
	Corn futures contract	C 1 or C 2	20.00%
	WTI crude oil futures contract	CL1 or CL2	20.00%
	Brent crude oil futures contract	CO1 or CO2	20.00%
	Zinc	LOZSDY	20.00%
	Sugar futures contract	SB1 or SB2	20.00%
We refer to the corn futures contract, the WTI crude oil futures contract, the Brent crude oil futures contract and the sugar futures contract collectively as the underlying commodity futures contracts and we refer to the underlying commodity futures contracts and zinc collectively as the basket components.
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount Buffered PLUS,
$1,000 + leveraged upside payment
If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, for each $1,000 stated principal amount Buffered PLUS,
$1,000
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, for each $1,000 stated principal amount Buffered PLUS,
($1,000 × basket performance factor) + $250.00
This amount will be less than the stated principal amount of $1,000 per Buffered PLUS. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $250.00 per Buffered PLUS at maturity.
Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Leverage factor:	At least 160.00%. The actual leverage factor will be provided in the pricing supplement and will not be less than 160.00%.
Buffer amount:	25.00%
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	January , 2025 (expected to price on or about January 31, 2025)
Original issue date (settlement date):	February , 2025 (3 business days after the pricing date)
Valuation date*:	August 2, 2027
Maturity date*:	August 5, 2027
CUSIP / ISIN:	48135NSX5 / US48135NSX56
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$1,000.00	$25.00(2)	$970.00
$5.00(3)
Total	$	$	$

(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Buffered PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $25.00 per $1,000 stated principal amount Buffered PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount Buffered PLUS

*Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and “Risk Factors — Risks Relating to the Buffered PLUS Generally — We may accelerate your Buffered PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner If a commodity hedging disruption event occurs” in this document

If the Buffered PLUS priced today and assuming a leverage factor equal to the minimum listed above, the estimated value of the Buffered PLUS would be approximately $943.80 per $1,000 stated principal amount Buffered PLUS. The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document for additional information.

Investing in the Buffered PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 10 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Buffered PLUS” at the end of this document.

Product supplement no. 2-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Minimum payment at maturity:	$250.00 per Buffered PLUS (25.00% of the stated principal amount)
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (component return of each basket component × weighting of that basket component)]
Component return:

With respect to each basket component: (final component value – initial component value) / initial component value

In no event, however, will the component return of any basket component be less than -100.00%.

Initial component value:	With respect to each basket component, the component value of that basket component on the pricing date
Final component value:	With respect to each basket component, the component value of that basket component on the valuation date
Component value:

With respect to a corn futures contract, on any relevant day, the official settlement price of deliverable-grade corn on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for corn, stated in U.S. cents per bushel, provided that if that day falls within the notice period for delivery of corn under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract, as made public by the CBOT and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “C 1” or “C 2,” as applicable, on that day.

With respect to a WTI crude oil futures contract, on any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on Bloomberg under the symbol “CL1” or “CL2,” as applicable, on that day.

With respect to a Brent crude oil futures contract, on any relevant day, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract, as made public by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1” or “CO2,” as applicable, on that day.

With respect to zinc, on any relevant day, the official cash offer price of Special High-Grade zinc on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars per metric ton, as determined by the LME and displayed on Bloomberg under the symbol “LOZSDY” on that day.

With respect to a sugar futures contract, on any relevant day, the official settlement price of deliverable-grade cane sugar on ICE Futures U.S. of the first nearby month futures contract for sugar, stated in U.S. cents per pound, provided that if that day falls within the notice period for delivery of sugar under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract, as made public by ICE Futures U.S. and displayed on Bloomberg under the symbol “SB1” or “SB2,” as applicable, on that day.

January 2025	Page 2

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Performance of a Basket of Five Commodities due August 5, 2027 (the “Buffered PLUS”) can be used:

▪	To gain access to the basket components and provide diversification of underlying asset class exposure.
▪	As an alternative to direct exposure to the basket components that enhances returns for any positive performance of the basket.
▪	To enhance returns and potentially outperform the basket in a bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
▪	To obtain a buffer against a specified level of negative performance of the basket.
Maturity:	2.5 years
Leverage factor:	At least 160.00% (to be provided in the pricing supplement)
Buffer amount:	25.00%
Minimum payment at maturity:	$250.00 per Buffered PLUS. Investors may lose up to 75.00% of the stated principal amount of the Buffered PLUS at maturity.
Weightings:	20% for each basket component

Supplemental Terms of the Buffered PLUS

For purposes of the accompanying product supplement, each underlying commodity futures contract is a “Commodity Futures Contract” and zinc is a “Commodity.”

The Buffered PLUS are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Buffered PLUS are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, which is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the basket components, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the Buffered PLUS.  Notwithstanding anything to the contrary in the indenture governing the Buffered PLUS, that amendment will become effective without consent of the holders of the Buffered PLUS or any other party.

January 2025	Page 3

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Buffered PLUS offer uncapped, leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset. If the underlying asset has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying asset, subject to the minimum payment at maturity. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset. At maturity, if the underlying asset has depreciated and (i) if the underlying asset has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment, or (ii) if the underlying asset has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 75.00% of the stated principal amount of the Buffered PLUS at maturity.

Access	The Buffered PLUS offer exposure to an equally weighted basket composed of the corn futures contract, the WTI crude oil futures contract, the Brent crude oil futures contract, zinc and the sugar futures contract, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.
Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the Buffered PLUS pay the stated principal amount of $1,000 plus a return equal to at least 160.00% of the basket percent increase. The actual leverage factor will be provided in the pricing supplement.
Par Scenario	The final basket value is equal to the initial basket value or declines in value by no more than 25.00% and, at maturity, the Buffered PLUS pay the stated principal amount of $1,000 per Buffered PLUS.
Downside Scenario	The basket declines in value by more than 25.00% and, at maturity, the Buffered PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value, plus the buffer amount of 25.00%. (Example: if the basket decreases in value by 30%, the Buffered PLUS will pay an amount that is less than the stated principal amount by 30% plus the buffer amount of 25.00%, or $950.00 per Buffered PLUS.) The minimum payment at maturity is $250.00 per Buffered PLUS, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
January 2025	Page 4

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Hypothetical leverage factor:	160.00% (which represents the lowest hypothetical leverage factor)*
Minimum payment at maturity:	$250.00 per Buffered PLUS
*The actual leverage factor will be provided in the pricing supplement and will not be less than 160.00%.

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario. Under the hypothetical terms of the Buffered PLUS, if the final basket value is greater than the initial basket value, for each $1,000 principal amount Buffered PLUS, investors will receive the $1,000 stated principal amount plus a return equal to 160.00% of the appreciation of the basket over the term of the Buffered PLUS.
▪	For example, if the basket appreciates 5%, investors will receive an 8.00% return, or $1,080.00 per Buffered PLUS.
▪	Par Scenario. If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.
▪	Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value, plus the buffer amount of 25.00%. The minimum payment at maturity is $250.00 per Buffered PLUS.
▪	For example, if the basket depreciates 50.00%, investors will lose 25.00% of their principal and receive only $750.00 per Buffered PLUS at maturity, or 75.00% of the stated principal amount.
January 2025	Page 5

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The hypothetical returns and hypothetical payments on the Buffered PLUS shown above apply only if you hold the Buffered PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

January 2025	Page 6

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Payouts on the Buffered PLUS at Maturity

Below are three examples of how to calculate the payment at maturity based on the hypothetical values of the basket components in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results may vary. The hypothetical initial component value of each basket component of $100.00 or 100.00¢, as applicable, has been chosen for illustrative purposes only and may not represent a likely actual initial component value of any basket component. The actual initial component value of each basket component will be the component value of that basket component on the pricing date and will be provided in the pricing supplement. For historical data regarding the actual component values of each basket component, please see the historical information set forth under “Basket Overview” in this pricing supplement.

Example 1:  The final basket value is greater than the initial basket value.

Basket component	% Weight in Basket	Hypothetical initial component value	Hypothetical final component value	Component return
Corn futures contract	20.00%	100.00¢	105.00¢	+5%
WTI crude oil futures contract	20.00%	$100.00	$105.00	+5%
Brent crude oil futures contract	20.00%	$100.00	$105.00	+5%
Zinc	20.00%	$100.00	$105.00	+5%
Sugar futures contract	20.00%	100.00¢	105.00¢	+5%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the weighting of that basket component:

[(105.00¢ – 100.00¢) / 100.00¢] × 20.00% = 1.00%
[($105.00 – $100.00) / $100.00] × 20.00% = 1.00%
[($105.00 – $100.00) / $100.00] × 20.00% = 1.00%
[($105.00 – $100.00) / $100.00] × 20.00% = 1.00%
[105.00¢ – 100.00¢) / 100.00¢] × 20.00% = 1.00%

1.00% + 1.00% + 1.00% + 1.00% + 1.00% = 5%

Final basket value	=	100 × (1 + 5%), which equals 105

Basket percent increase	=	(105 – 100) / 100, which equals 5%

The payment at maturity per Buffered PLUS will equal $1,000 plus the leveraged upside payment. The leveraged upside payment will equal (i) $1,000 times (ii) the leverage factor times (iii) the basket percent increase, or:

$1,000 × 160.00% × 5% = $80.00

The payment at maturity per Buffered PLUS will equal $1,000 plus the leveraged upside payment, or:

$1,000 + $80.00 = $1,080.00

January 2025	Page 7

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 2: The final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount.

Basket component	% Weight in Basket	Hypothetical initial component value	Hypothetical final component value	Component return
Corn futures contract	20.00%	100.00¢	95.00¢	-5%
WTI crude oil futures contract	20.00%	$100.00	$95.00	-5%
Brent crude oil futures contract	20.00%	$100.00	$95.00	-5%
Zinc	20.00%	$100.00	$95.00	-5%
Sugar futures contract	20.00%	100.00¢	95.00¢	-5%

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the weighting of that basket component:

[(95.00¢ – 100.00¢) / 100.00¢] × 20.00% = -1.00%
[($95.00 – $100.00) / $100.00] × 20.00% = -1.00%
[($95.00 – $100.00) / $100.00] × 20.00% = -1.00%
[($95.00 – $100.00) / $100.00] × 20.00% = -1.00%
[95.00¢ – 100.00¢) / 100.00¢] × 20.00% = -1.00%

(-1.00%) + (-1.00%) + (-1.00%) + (-1.00%) + (-1.00%) = -5%

Final basket value	=	100 × (1 + (-5%)), which equals 95

In the above example, although the final basket value is less than the initial basket value, because the final basket value has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25%, the payment at maturity per Buffered PLUS will equal the stated principal amount of $1,000.

January 2025	Page 8

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3: The final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount.

Basket component	% Weight in Basket	Hypothetical initial component value	Hypothetical final component value	Component return
Corn futures contract	20.00%	100.00¢	10.00¢	-90%
WTI crude oil futures contract	20.00%	$100.00	$20.00	-80%
Brent crude oil futures contract	20.00%	$100.00	$102.50	+2.50%
Zinc	20.00%	$100.00	$102.50	+2.50%
Sugar futures contract	20.00%	100.00¢	102.50¢	+2.50%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the weighting of that basket component:

[(10.00¢ – 100.00¢) / 100.00¢] × 20.00% = -18.00%
[($20.00 – $100.00) / $100.00] × 20.00% = -16.00%
[($102.50 – $100.00) / $100.00] × 20.00% = 0.50%
[($102.50 – $100.00) / $100.00] × 20.00% = 0.50%
[102.50¢ – 100.00¢) / 100.00¢] × 20.00% = 0.50%

(-18.00%) + (-16.00%) + 0.50% + 0.50% + 0.50% = -32.50%

Final basket value	=	100 × (1 + (-32.50%)), which equals 67.50

Basket performance factor	=	67.50 / 100, which equals 67.50%

In the above example, the final component values of all the basket components except for the corn futures contract and the WTI crude oil futures contract (with a combined weighting of 60% of the basket) are each higher than their respective initial component values, but the final component values of the corn futures contract and the WTI crude oil futures contracts (with a combined weighting of 40% of the basket) are each lower than their respective initial component values. Accordingly, although the final component values of 60% of the basket components (by weight) have increased in value over their respective initial component values, the final component values of the other 40% of the basket components (by weight) have declined and, because they have declined significantly, their declines more than offset the increases in the other basket components and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than the initial basket value and has declined from the initial basket value by an amount greater than the buffer amount in this example, the payment at maturity per Buffered PLUS will equal $1,000 times the basket performance factor, plus $250.00; or

($1,000 × 67.50%) + $250.00 = $925.00

The payment at maturity per Buffered PLUS will be $925.00, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the value of the basket plus the buffer amount of 25.00%.

January 2025	Page 9

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to the Buffered PLUS Generally

▪	Buffered PLUS do not pay interest and you could lose up to 75.00% of your principal at maturity. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 25.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. If the final basket value has declined by an amount greater than the buffer amount of 25.00% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket, plus $250.00 per Buffered PLUS. Accordingly, you could lose up to 75.00% of your principal.
▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Buffered PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Buffered PLUS. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Buffered PLUS as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Buffered PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
▪	Correlation (or lack of correlation) of performances among the basket components may reduce the performance of the basket, and changes in the values of the basket components may offset each other. The Buffered PLUS are linked to an equally weighted basket consisting of the basket components. Movements and performances of the basket components may or may not be correlated with each other. At a time when the values of one or more of the basket components increase, the values of the other basket components may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the values of one or more of the basket components may be moderated, or more than offset, by the lesser increases or declines in the values of the other basket components. High correlation of movements in the values of the basket components during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.
▪	Secondary trading may be limited. The Buffered PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. JPMS may act as a market maker for the Buffered PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Buffered PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.
January 2025	Page 10

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	We may accelerate your Buffered PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the Buffered PLUS due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your Buffered PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Buffered PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.
▪	The final terms and estimated valuation of the Buffered PLUS will be provided in the pricing supplement. The final terms of the Buffered PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Buffered PLUS and the leverage factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Buffered PLUS based on the minimums for the estimated value of the Buffered PLUS and the leverage factor.
▪	The tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Buffered PLUS described in “Additional Information about the Buffered PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of any income or loss on the Buffered PLUS could differ materially and adversely from our description herein. Even if the treatment of the Buffered PLUS is respected, the IRS may assert that the Buffered PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Buffered PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and as an agent of the offering of the Buffered PLUS, hedging our obligations under the Buffered PLUS and making the assumptions used to determine the pricing of the Buffered PLUS and the estimated value of the Buffered PLUS, which we refer to as the estimated value of the Buffered PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the initial component values, the final component values and the final basket value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and commodity hedging disruption events, the selection of a successor to any basket component or calculation of the component value of any basket component in the
January 2025	Page 11

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

event of a discontinuation of trading in (or, in the case of zinc, physical delivery of) or a material change in the method of calculation of that basket component, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Buffered PLUS and the value of the Buffered PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Buffered PLUS could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the basket components and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial component value of a basket component and, therefore, could potentially increase the level that the final component value of a basket component must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS or so that you do not suffer a loss on your initial investment in the Buffered PLUS. Additionally, these hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS

▪	The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS. The estimated value of the Buffered PLUS is only an estimate determined by reference to several factors. The original issue price of the Buffered PLUS will exceed the estimated value of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.
▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates. The estimated value of the Buffered PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Buffered PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater than or less than the estimated value of the Buffered PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Buffered PLUS from you in secondary market transactions. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.
▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Buffered PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.
▪	The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of
January 2025	Page 12

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Buffered PLUS — Secondary market prices of the Buffered PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Buffered PLUS during this initial period may be lower than the value of the Buffered PLUS as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS. Any secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Buffered PLUS. As a result, the price, if any, at which JPMS will be willing to buy Buffered PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Buffered PLUS.

The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity. See “— Risks Relating to the Buffered PLUS Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors. The secondary market price of the Buffered PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the values of the basket components, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the values of the basket components;
o	supply and demand trends for the basket components, the commodities underlying the underlying commodity futures contracts or the exchange-traded futures contracts on zinc;
o	the time to maturity of the Buffered PLUS;
o	the actual and expected positive or negative correlation among the basket components, or the actual and expected absence of any such correlation;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Buffered PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Buffered PLUS, if any, at which JPMS may be willing to purchase your Buffered PLUS in the secondary market.

Risks Relating to the Basket Components

▪	Owning the Buffered PLUS is not the same as owning any basket component. The return on your Buffered PLUS will not reflect the return you would realize if you actually held the basket components or exchange-traded or over-the-counter instruments based on the basket components. You will not have any rights that holders of any basket component or any such instrument have.
▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. Commodity futures contracts are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the Buffered PLUS and affect the value of the basket. Any future regulatory changes may have a substantial adverse effect on the value of the Buffered PLUS. Additionally, in October 2020, the U.S. Commodity Futures Trading Commission adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and
January 2025	Page 13

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts and economically equivalent swaps.  These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps.  The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the Buffered PLUS.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the Buffered PLUS resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on the Buffered PLUS.  See “— Risks Relating to the Buffered PLUS Generally — We may accelerate your Buffered PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a commodity hedging disruption event occurs” above.

▪	Commodity and commodity futures contract prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the basket components. Market prices of commodities and commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the values of the basket components. The values of the basket components are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Buffered PLUS to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodity. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
▪	The market price of corn will affect the value of the Buffered PLUS. The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the beef, pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors, including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States, China and Brazil are large suppliers of corn. The supply of corn is particularly sensitive to weather patterns in these countries. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn. Furthermore, the supply and the price of corn have been, and may continue to be, affected by geopolitical events, such as Russia’s invasion of Ukraine.
▪	The market price of crude oil will affect the value of the Buffered PLUS. The prices of WTI crude oil and Brent crude oil are primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. These events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war (e.g., Russia’s invasion of Ukraine and resulting sanctions), natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
▪	Futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by economic conditions in Europe and Asia. Because futures contracts
January 2025	Page 14

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, futures contracts on Brent crude oil will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the price of futures contracts on Brent crude oil and, therefore, the Buffered PLUS.

▪	An investment in the Buffered PLUS may be subject to risks associated with the non-U.S. exchanges or markets with respect to the Brent crude oil futures contracts and zinc. The notes are linked, in part, to (i) the Brent crude oil futures contract that is traded on ICE Futures Europe and (ii) zinc that is traded on the LME. Investments in securities linked to the values of commodity futures contracts or commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.
▪	The market price of zinc will affect the value of the Buffered PLUS. The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of worldwide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. China, Australia and Peru are large producers of zinc. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.
▪	The market price of sugar will affect the value of the Buffered PLUS. Global prices of sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, speculative actions, currency exchange rates and factors relating to crop yields. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened foodstuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is found primarily in Brazil, Thailand, Australia and Mexico while other countries, including India, China and the United States produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.
▪	A decision by an exchange on which an underlying commodity futures contract is traded to increase margin requirements for that underlying commodity futures contract may affect the value of the basket. If an exchange on which an underlying commodity futures contract is traded increases the amount of collateral required to be posted to hold positions in that underlying commodity futures contract (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of that underlying commodity futures contract and the value of the basket to decline significantly.
▪	The Buffered PLUS do not offer direct exposure to commodity spot prices with respect to the underlying commodity futures contracts. The Buffered PLUS are linked in part to the underlying commodity futures contracts, but not to the physical commodities (or their spot prices) on which they are based. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Buffered PLUS may underperform a similar investment that is linked solely to commodity spot prices.
▪	Single commodity and commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities or commodity futures contracts generally. The Buffered PLUS are not linked to a diverse basket of commodities, commodity futures contracts or a broad-based commodity index. The prices of the basket components and the value of the basket may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the Buffered PLUS are linked to a limited number of commodity futures contracts and commodity, they carry
January 2025	Page 15

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

greater risk and may be more volatile than securities linked to the prices of more commodity futures contracts or commodities or a broad-based commodity index or basket.

▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the values of the basket components, and therefore the value of the Buffered PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the values of the basket components and, therefore, the value of your Buffered PLUS.
January 2025	Page 16

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket is an equally weighted basket composed of one commodity and futures contracts on four commodities.

Basket component information as of January 23, 2025
Basket Component	Bloomberg Ticker Symbol	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Corn futures contract (in U.S. cents)	C 1 or C 2*	489.75¢	446.50¢ (on 1/23/2024)	490.00¢ (on 1/21/2025)	362.00¢ (on 8/26/2024)	20.00%
WTI crude oil futures contract (in U.S. dollars)	CL1 or CL2*	$74.62	$74.37 (on 1/23/2024)	$86.91 (on 4/5/2024)	$65.75 (on 9/10/2024)	20.00%
Brent crude oil futures contract (in U.S. dollars)	CO1 or CO2*	$78.29	$79.55 (on 1/23/2024)	$91.17 (on 4/5/2024)	$69.19 (on 9/10/2024)	20.00%
Zinc (in U.S. dollars)	LOZSDY	$2,817.88	$2,528.99 (on 1/23/2024)	$3,199.61 (on 10/24/2024)	$2,288.90 (on 2/9/2024)	20.00%
Sugar futures contract (in U.S. cents)	SB1 or SB2*	18.69¢	23.75¢ (on 1/23/2024)	24.46¢ (on 1/24/2024)	17.57¢ (on 8/20/2024)	20.00%

* The historical information presented above and below with respect to the corn futures contract, the WTI crude oil futures contract, the Brent crude oil futures contract and the sugar futures contract reflects Bloomberg ticker symbols “C 1,” “CL1,” “CO1” and “SB1,” respectively, and does not reflect Bloomberg ticker symbols “C 2,” “CL2,” “CO2” and “SB2,” respectively.

The following graph is calculated to show the performance of the basket during the period from January 2, 2020 through January 23, 2025, assuming the basket components are weighted as set out above such that the initial basket value was 100 on January 2, 2020, and illustrates the effect of the offset and/or correlation among the basket components during that period. The graph does not take into account the leverage factor on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. You cannot predict the future performance of any basket component or of the basket as a whole, or whether increases in the value of any basket component will be offset by decreases in the values of other basket components. The historical value performance of the basket and the degree of correlation among the value trends of the basket components (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 2, 2020 through January 23, 2025

January 2025	Page 17

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following graphs set forth the official daily prices for each of the basket components for the period from January 2, 2020 through January 23, 2025. The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket component for each quarter in the same period. We obtained the information in the tables and graphs from Bloomberg, without independent verification. The historical values and historical performance of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the component values of the basket components and basket closing value on the valuation date. There can be no assurance that the basket will appreciate over the term of the Buffered PLUS so that you do not suffer a loss on your initial investment in the Buffered PLUS.

Daily Official Settlement Prices of the Corn Futures Contract January 2, 2020 through January 23, 2025

Corn Futures Contract (in U.S. cents)	High	Low	Period End
2020
First Quarter	393.75¢	335.25¢	340.75¢
Second Quarter	338.50¢	302.75¢	338.50¢
Third Quarter	379.00¢	307.75¢	379.00¢
Fourth Quarter	484.00¢	379.50¢	484.00¢
2021
First Quarter	565.00¢	483.75¢	564.25¢
Second Quarter	772.75¢	553.25¢	720.00¢
Third Quarter	719.75¢	495.75¢	536.75¢
Fourth Quarter	614.75¢	512.25¢	593.25¢
2022
First Quarter	764.50¢	587.50¢	748.75¢
Second Quarter	818.25¢	727.00¢	743.75¢
Third Quarter	781.25¢	564.25¢	677.50¢
Fourth Quarter	698.25¢	625.50¢	678.50¢
2023
First Quarter	685.25¢	618.50¢	660.50¢
Second Quarter	677.50¢	554.50¢	554.50¢
Third Quarter	599.75¢	461.00¢	476.75¢
Fourth Quarter	505.00¢	449.75¢	471.25¢
2024
First Quarter	466.50¢	399.75¢	442.00¢
Second Quarter	464.75¢	397.25¢	397.25¢
Third Quarter	424.75¢	362.00¢	424.75¢
Fourth Quarter	458.50¢	401.25¢	458.50¢
2025
First Quarter (through January 23, 2025)	490.00¢	450.75¢	489.75¢
January 2025	Page 18

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Daily Official Settlement Prices of the WTI Crude Oil Futures Contract January 2, 2020 through January 23, 2025

WTI Crude Oil Futures Contract (in U.S. dollars)	High	Low	Period End
2020
First Quarter	$63.27	$20.09	$20.48
Second Quarter	$40.46	-$37.63	$39.27
Third Quarter	$43.39	$36.76	$40.22
Fourth Quarter	$49.10	$35.79	$48.52
2021
First Quarter	$66.09	$47.62	$59.16
Second Quarter	$74.05	$58.65	$73.47
Third Quarter	$75.45	$62.32	$75.03
Fourth Quarter	$84.65	$65.57	$75.21
2022
First Quarter	$123.70	$76.08	$100.28
Second Quarter	$122.11	$94.29	$105.76
Third Quarter	$108.43	$76.71	$79.49
Fourth Quarter	$92.64	$71.02	$80.26
2023
First Quarter	$81.62	$66.74	$75.67
Second Quarter	$83.26	$67.12	$70.64
Third Quarter	$93.68	$69.79	$90.79
Fourth Quarter	$89.37	$68.61	$71.65
2024
First Quarter	$83.47	$70.38	$83.17
Second Quarter	$86.91	$73.25	$81.54
Third Quarter	$83.88	$65.75	$68.17
Fourth Quarter	$77.14	$67.02	$71.72
2025
First Quarter (through January 23, 2025)	$80.04	$73.13	$74.62

January 2025	Page 19

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Daily Official Settlement Prices of the Brent Crude Oil Futures Contract January 2, 2020 through January 23, 2025

Brent Crude Oil Futures Contract (in U.S. dollars)	High	Low	Period End
2020
First Quarter	$68.91	$22.74	$22.74
Second Quarter	$43.08	$19.33	$41.15
Third Quarter	$45.86	$39.61	$40.95
Fourth Quarter	$52.26	$37.46	$51.80
2021
First Quarter	$69.63	$51.09	$63.54
Second Quarter	$76.18	$62.15	$75.13
Third Quarter	$79.53	$65.18	$78.52
Fourth Quarter	$86.40	$68.87	$77.78
2022
First Quarter	$127.98	$78.98	$107.91
Second Quarter	$123.58	$98.48	$114.81
Third Quarter	$113.50	$84.06	$87.96
Fourth Quarter	$98.57	$76.10	$85.91
2023
First Quarter	$88.19	$72.97	$79.77
Second Quarter	$87.33	$71.84	$74.90
Third Quarter	$96.55	$74.65	$95.31
Fourth Quarter	$92.38	$73.24	$77.04
2024
First Quarter	$87.48	$75.89	$87.48
Second Quarter	$91.17	$77.52	$86.41
Third Quarter	$87.43	$69.19	$71.77
Fourth Quarter	$80.93	$71.04	$74.64
2025
First Quarter (through January 23, 2025)	$82.03	$75.93	$78.29

January 2025	Page 20

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Daily Official Cash Offer Prices of Zinc January 2, 2020 through January 23, 2025

Zinc (in U.S. dollars)	High	Low	Period End
2020
First Quarter	$2,470.25	$1,806.75	$1,897.75
Second Quarter	$2,082.00	$1,861.00	$2,038.25
Third Quarter	$2,534.75	$2,016.50	$2,391.00
Fourth Quarter	$2,857.75	$2,308.50	$2,733.33
2021
First Quarter	$2,888.25	$2,550.25	$2,807.25
Second Quarter	$3,063.75	$2,737.00	$2,970.25
Third Quarter	$3,126.75	$2,911.32	$2,979.25
Fourth Quarter	$3,844.50	$2,974.85	$3,580.00
2022
First Quarter	$4,212.50	$3,502.00	$4,212.50
Second Quarter	$4,523.05	$3,181.75	$3,181.75
Third Quarter	$3,783.25	$2,874.00	$3,018.00
Fourth Quarter	$3,338.25	$2,725.50	$2,990.25
2023
First Quarter	$3,500.50	$2,868.00	$2,938.25
Second Quarter	$2,913.67	$2,239.75	$2,386.25
Third Quarter	$2,645.75	$2,274.25	$2,645.75
Fourth Quarter	$2,661.20	$2,389.75	$2,643.00
2024
First Quarter	$2,602.50	$2,288.90	$2,403.68
Second Quarter	$3,109.64	$2,440.05	$2,890.35
Third Quarter	$3,074.78	$2,535.93	$3,067.28
Fourth Quarter	$3,199.61	$2,918.30	$2,960.44
2025
First Quarter (through January 23, 2025)	$2,939.92	$2,792.47	$2,817.88

January 2025	Page 21

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Daily Official Settlement Prices of the Sugar Futures Contract January 2, 2020 through January 23, 2025

Sugar Futures Contract (in U.S. cents)	High	Low	Period End
2020
First Quarter	15.78¢	10.42¢	10.42¢
Second Quarter	12.23¢	9.21¢	11.84¢
Third Quarter	13.24¢	11.32¢	13.07¢
Fourth Quarter	15.49¢	13.55¢	15.49¢
2021
First Quarter	18.78¢	14.77¢	14.77¢
Second Quarter	18.10¢	14.71¢	17.63¢
Third Quarter	20.22¢	16.93¢	19.83¢
Fourth Quarter	20.42¢	18.59¢	18.88¢
2022
First Quarter	19.61¢	17.83¢	19.49¢
Second Quarter	20.41¢	18.30¢	18.83¢
Third Quarter	19.41¢	17.40¢	18.42¢
Fourth Quarter	20.98¢	17.42¢	20.04¢
2023
First Quarter	22.25¢	18.96¢	22.25¢
Second Quarter	26.99¢	22.07¢	22.89¢
Third Quarter	27.44¢	23.25¢	26.27¢
Fourth Quarter	27.95¢	20.24¢	20.58¢
2024
First Quarter	24.46¢	20.60¢	22.52¢
Second Quarter	22.72¢	18.13¢	20.31¢
Third Quarter	23.42¢	17.57¢	22.67¢
Fourth Quarter	23.24¢	19.13¢	19.26¢
2025
First Quarter (through January 23, 2025)	19.73¢	17.79¢	18.69¢

January 2025	Page 22

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Buffered PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Buffered PLUS:

The estimated value of the Buffered PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS. The estimated value of the Buffered PLUS does not represent a minimum price at which JPMS would be willing to buy your Buffered PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Buffered PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Buffered PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS — The estimated value of the Buffered PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Buffered PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS — The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this document.

The estimated value of the Buffered PLUS will be lower than the original issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Buffered PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS — The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS” in this document.

Secondary market prices of the Buffered PLUS:	For information about factors that will impact any secondary market prices of the Buffered PLUS, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS — Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial
January 2025	Page 23

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Buffered PLUS. The length of any such initial period reflects the structure of the Buffered PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Buffered PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS — The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.”
Tax considerations:

In determining our reporting responsibilities, we intend to treat your Buffered PLUS for U.S. federal income tax purposes as “open transactions” that are not debt instruments, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 2-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected.

No statutory, judicial or administrative authority directly addresses the characterization of the Buffered PLUS (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Assuming that “open transaction” treatment is respected, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of the Buffered PLUS at the issue price. However, the IRS or a court may not respect the treatment of the Buffered PLUS as “open transactions,” in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. For instance, the Buffered PLUS could be treated as contingent payment debt instruments, in which case the gain on your Buffered PLUS would be treated as ordinary income and you would be required to accrue original issue discount on your Buffered PLUS in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the Buffered PLUS until maturity.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the Buffered PLUS, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the Buffered PLUS.

Supplemental use of proceeds and hedging:

The Buffered PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Buffered PLUS. See “How the Buffered PLUS Work” in this document for an illustration of the risk-return profile of the Buffered PLUS and “Basket Overview” in this document for a description of the market exposure provided by the Buffered PLUS.

The original issue price of the Buffered PLUS is equal to the estimated value of the Buffered PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS, plus the estimated cost of hedging our obligations under the Buffered PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:	Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so. JPMS, acting as agent

January 2025	Page 24

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Five Commodities* due August 5, 2027

*One commodity and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Buffered PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Buffered PLUS are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Product supplement no. 2-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

•    Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•    Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

January 2025	Page 25